Exhibit 99.1

Air Lease Corporation Increases Senior Unsecured Revolving Credit Facility to $7.8 Billion

LOS ANGELES, California, April 29, 2024 – Air Lease Corporation (NYSE: AL) amended and extended its senior unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent whereby the company extended the final maturity date of the facility from May 5, 2027 to May 5, 2028 and amended the total revolving commitments to approximately $7.8 billion from $7.4 billion across 52 financial institutions as of May 5, 2024. The senior unsecured revolving credit facility accrues interest at adjusted term SOFR plus a margin of 1.05% per year with a 0.20% facility fee, each subject to adjustments based on the company’s credit ratings.

“We are pleased to announce the extension of our senior unsecured revolving credit facility to 2028, and the upsize of the facility to $7.8 billion,” said Gregory B. Willis, Executive Vice President and Chief Financial Officer of Air Lease Corporation. “This revolving credit facility remains a key component of our funding strategy, and its continued expansion reflects the strength of ALC’s platform and credit metrics. We would like to offer our sincere appreciation to our financial partners for their continued support.”

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

Air Lease Corporation is a leading global aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing new commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. The company routinely posts information that may be important to investors in the “Investors” section of its website at www.airleasecorp.com. Investors and potential investors are encouraged to consult Air Lease Corporation’s website regularly for important information. The information contained on, or that may be accessed through, ALC’s website is not incorporated by reference into, and is not a part of, this press release.

Investors:	Media:

Jason Arnold	Laura Woeste
Vice President, Investor Relations	Senior Manager, Media and Investor Relations
Email: investors@airleasecorp.com	Email: press@airleasecorp.com

Ashley Arnold
Senior Manager, Media and Investor Relations
Email: press@airleasecorp.com